Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED

AS

SERIES F CONVERTIBLE PREFERRED STOCK

OF

ECHO THERAPEUTICS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

*  *  *  *  *
Echo Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Certificate of the Designation, Preferences and Rights of Series F Convertible Preferred Stock of Echo Therapeutics, Inc. was filed in the office of the Secretary of State of the State of Delaware on December 22, 2014.

SECOND: The Board of Directors of the Corporation, by the unanimous written consent of its members dated August 28, 2015 filed with the minutes of the Board, duly adopted resolutions authorizing and directing an increase in the number of shares designated as Series F convertible preferred of the Corporation, from 5,000,000 shares to 6,000,000 shares, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized offer this 28th day of August, 2015.

ECHO THERAPEUTICS, INC.

By  /s/ Alan Schoenbart
Alan Schoenbart,
Chief Financial Officer